Exhibit 99.1

Press Release	Source: Lincare Holdings Inc.

Lincare Holdings Inc. Announces Second Quarter and First Half 2008 Financial Results

Monday July 21, 4:30 pm ET

CLEARWATER, Fla., July 21 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR - News), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the three and six months ended June 30, 2008.

For the quarter ended June 30, 2008, revenues were $428.4 million, an 8% increase over revenues of $397.1 million for the second quarter of 2007. The Company estimates that the increase in net revenues was comprised of approximately 14% internal growth, partially offset by Medicare price reductions of approximately 6% taking effect in 2008. Net income for the quarter ended June 30, 2008, was $62.6 million compared to net income of $56.0 million for the second quarter of 2007. Diluted earnings per share were $0.82 for the quarter ended June 30, 2008, compared with $0.63 diluted earnings per share for the comparable prior year period.

Revenues for the six months ended June 30, 2008, were $843.8 million, a 9% increase over revenues of $775.5 million for the comparable period in 2007. The Company estimates that the increase in net revenues was comprised of approximately 13% internal growth, partially offset by Medicare price reductions of approximately 4% taking effect in 2008. Net income for the six months ended June 30, 2008, was $123.3 million compared to net income of $109.9 million for the first half of 2007. Diluted earnings per share were $1.61 for the six months ended June 30, 2008, compared with $1.23 diluted earnings per share for the comparable period last year.

Revenues and earnings for the three and six months ended June 30, 2008, were impacted by a change in ordering patterns for certain inhalation drugs by customers concerned about the potential loss of Medicare coverage of these drugs. In April of this year, the Durable Medical Equipment Medicare Administrative Contractors (“DME MACs”) issued a revision of the Nebulizer Local Coverage Determination (“LCD”) that would have effectively eliminated Medicare reimbursement and patient access to these medications as of July 1, 2008. In response to this potential loss of access, a significant number of the Company’s customers placed orders in June to receive a 90-day shipment of these drugs rather than a 30-day shipment. The net effect of this change in ordering patterns was to accelerate approximately $18.9 million of revenues in the second quarter that would otherwise be expected to occur in the third quarter. The Company estimates that diluted earnings per share would have been $0.06 lower in the second quarter without the impact of the increase in pharmacy shipments.

The Centers for Medicare and Medicaid Services (“CMS”) subsequently issued instructions to the DME MACs to delay the implementation of the LCD. As a result of the instructions by CMS to the Medicare contractors to preserve access to these medications, the Company expects its pharmacy customers to place orders to receive a 30-day drug shipment during the third quarter of 2008. The Company would therefore anticipate that its revenues and related direct costs will be reduced in the third quarter by amounts similar to those that increased operating results in the second quarter.

Lincare added 10 new operating centers during the second quarter derived from internal development. During the first half of 2008, Lincare opened 20 new locations. The total number of Lincare locations expanded to 1,039 at June 30, 2008. Lincare also completed the acquisition of a small infusion therapy provider in Mississippi during the second quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first half of 2008. Our financial position is strong and we achieved significant operating cash flows in the first six months of 2008.”

Lincare generated $193.9 million of cash from operating activities and invested $61.4 million in net capital expenditures during the first half of 2008. As of June 30, 2008, total debt outstanding was $717.2 million, cash and cash equivalents were $28.0 million and long-term investments were $94.5 million. On June 15, 2008, the Company redeemed its $275.0 million of 3.0% Convertible Senior Debentures, pursuant to a notice of redemption.

The Company is revising its previous guidance for the expected impact on the Company’s revenues from Medicare price reductions taking effect in 2008 as a result of recent developments affecting Medicare reimbursement for certain respiratory drugs and recent actions by the United States Congress to retroactively delay for 18 to 24 months the implementation of a competitive bidding program for durable medical equipment that was effective on July 1, 2008. The Company now estimates that revenues in 2008 will be negatively impacted by Medicare price reductions of approximately $70 million compared with previous guidance of approximately $100 million included in its first quarter earnings announcement. These estimates are subject to change as more information becomes available to the Company and the Company assumes no obligation to update these estimates after the date of this announcement.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to nearly 700,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this announcement.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	June 30, 2008	June 30, 2007
Net revenues	$428,391	$397,083
Costs and expenses:
Costs of goods and services	109,806	99,962
Operating expenses	97,656	89,597
Selling, general and administrative expenses	79,348	79,695
Bad debt expense	6,426	5,956
Depreciation expense	29,998	27,703
Amortization expense	41	66
Operating income	105,116	94,104

Interest expense, net	5,127	5,230
Income before income taxes	99,989	88,874

Income taxes	37,396	32,919
Net income	$62,593	$55,955

Basic earnings per common share	$0.86	$0.66
Diluted earnings per common share	$0.82	$0.63
Weighted average number of common shares outstanding	72,841,538	84,166,994
Weighted average number of common shares and common share equivalents outstanding	77,315,478	90,493,933

	For the six months ended
	June 30, 2008	June 30, 2007
Net revenues	$843,811	$775,542
Costs and expenses:
Costs of goods and services	207,393	188,096
Operating expenses	193,934	181,481
Selling, general and administrative expenses	161,543	156,062
Bad debt expense	12,657	11,633
Depreciation expense	59,507	53,604
Amortization expense	96	133
Operating income	208,681	184,533

Interest expense, net	9,951	9,606
Income before income taxes	198,730	174,927

Income taxes	75,477	65,077
Net income	$123,253	$109,850

Basic earnings per common share	$1.69	$1.29
Diluted earnings per common share	$1.61	$1.23
Weighted average number of common shares outstanding	72,850,787	85,277,815
Weighted average number of common shares and common share equivalents outstanding	77,845,780	91,668,160

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
Cash and Investments	$122,492	$149,957
Accounts Receivable, Net	227,209	198,918
Current Assets	286,983	366,211
Total Assets	1,949,478	1,928,364
Current Liabilities	337,509	438,474
Total Debt	717,200	838,207
Stockholders’ Equity	830,982	733,788